Exhibit 99.1

Codorus Valley Bancorp Announces Changes

to Enhance Shareholder Value

Three New Independent Directors to Join its Board of Directors

Will Conduct a Comprehensive Third-Party Study of its Credit Risk Policies

Will Conduct a Comprehensive Third-Party Study of its Executive Compensation

YORK, Pa., April 12, 2022 (GLOBE NEWSWIRE) -- Codorus Valley Bancorp, Inc. ("Codorus Valley" or the "Corporation") (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company ("PeoplesBank"), today announced it is implementing a series of initiatives designed to enhance the Corporation's corporate governance practices, further analyze credit risk policies and practices, and ensure continued alignment with shareholders. These initiatives follow engagement and input from shareholders, including Driver Management Company LLC and its affiliates (collectively, "Driver"), which together own 6.7% of Codorus Valley's outstanding common stock.

Codorus Valley will appoint three new independent directors to its Board of Directors

The Corporation will appoint three new directors to its Board of Directors (the "Board"). The first new director, John E. Kiernan, Esq., was appointed by the Board at its April 12, 2022 meeting. Mr. Kiernan was selected from Driver's proposed nominees previously submitted for consideration. Mr. Kiernan has been appointed to the Corporate Governance and Nominating Committee, the Audit Committee, and the Compensation Committee of the Board. The second new director will be chosen solely by the Board, and will be appointed no later than the end of Q2 2022. The Board and Driver together will identify a third new director with substantial public company board experience from the banking sector. Immediately following the appointment to the Board, the third new director will be appointed to the Board's Enterprise Risk Management Committee, which is mandated with ongoing enterprise-wide risk oversight and management, including reviewing all material risks, such as credit risk. The third new director also will be appointed no later than Q2 2022. Upon completion of these additions, the size of the Board will not exceed eleven directors.

Commitment to ongoing strategic review and to engage in comprehensive review of compensation and credit risk practices

The Board reiterates its commitment to an ongoing review, together with independent advisors, including Keefe Bruyette & Woods, of the Corporation's strategy and all potential avenues for value creation, including potential transaction opportunities and management's regular reporting to, and solicitation of feedback from, the Board, on management's detailed strategic plan.

In addition, the Board's Compensation Committee will undertake a comprehensive study ("Compensation Study") regarding executive compensation initiatives proposed by Driver. The Corporation will publicize the results of this Compensation Study in the ordinary course of business once such results are implemented. The Compensation Committee will also evaluate stock ownership guidelines for directors of the Corporation.

Last, the Board's Audit Committee will engage an independent regulatory advisory firm to undertake a comprehensive review of the Corporation's credit risk policies and practices, including an evaluation of the adequacy of the Corporation's policies and practices for identifying, assessing, and managing credit and underwriting risks. The independent advisor will make recommendations on how to strengthen the Corporation's credit and underwriting risk policies and practices.

"We believe the initiatives we announced today, which reflect direct engagement and input from our shareholders, including Driver, provide a new foundation to further enhance our corporate governance and risk management practices," said Cynthia A. Dotzel, Board Chair of Codorus Valley. "Over the past year, we successfully executed our long-term succession plan and have made significant progress in improving our operational performance and strategically positioning the Corporation for future growth. We look forward to continuing to expand our markets, deliver clients with the excellent service they have come to expect, serve our community and enhance value for shareholders."

"We appreciate the continued engagement with the Board of Directors and their commitment to further strengthening their governance oversight and operations," said Abbott Cooper, Managing Member of Driver. "The Board has displayed a willingness to engage in constructive dialogue with shareholders and we look forward to continued discourse and collaboration with the Corporation to unlock value for all shareholders."

ABOUT CODORUS VALLEY BANCORP, INC.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Additional information can be found on PeoplesBank's website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.'s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Codorus Valley Bancorp, Inc. Media Contact
Prosek Partners

Brian Schaffer	Joel Henry
bschaffer@prosek.com	jhenry@prosek.com

Driver Management Company LLC Media Contact
Longacre Square Partners

Greg Marose, 646-386-0091
gmarose@longacresquare.com